EXHIBIT (c)(ix)

Queensland Treasury Corporation’s 2020-21 Indicative Borrowing Program Update

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) and the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of the ongoing novel coronavirus (COVID-19) pandemic;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(ix)-1

MARKET ANNOUNCEMENT

QTC ANNOUNCES AUD21B TERM DEBT BORROWING PROGRAM

Following the Queensland Government’s release of its COVID-19 Fiscal and Economic Review today, Queensland Treasury Corporation (QTC) estimates it will borrow AUD21 billion of term debt in the 2020–21 financial year. This is within the anticipated funding requirement of AUD19 billion to AUD22 billion, announced on 24 July 2020.

Since 1 July 2020, QTC has raised AUD7.031 billion of term debt towards its indicative 2020–21 term debt borrowing program.

Indicative term debt borrowing program

New money	2020-21 AUD M1
State[2]	17,500
Local government and other entities[3]	1,500
Total new money	19,000
Term debt refinancing
Term debt maturities	8,200
Net funding in advance[4]	(6,200)
Net term debt refinancing	2,000
Total term debt requirement	21,000

(c)(ix)-2

1.	Numbers are rounded to the nearest AUD100 million.

2.	Includes general government and government-owned corporations.

3.	Other entities include: universities, grammar schools, retail water entities and water boards.

4.	Includes net issuance undertaken in advance of borrowing requirements during 2019–20 as well as scheduled client principal repayments.

Funding activity may vary depending upon actual client requirements, the State’s fiscal position and financial market conditions.

2020–21 FUNDING STRATEGY

QTC’s 2020–21 funding strategy is likely to include the following, subject to market conditions and client funding requirements:

•	Issuance of QTC’s AUD benchmark bonds as the principal source of funding.

•	Issuance of a AUD 2032 benchmark bond and consideration of further longer-dated AUD benchmark bond maturities.

•	Issuance of term debt instruments to complement AUD benchmark bond issues. This may include issuance of green bonds, bond maturities out to 30 years, floating rate notes and non-AUD denominated bonds.

•	A continued programmatic approach to issuance, including frequent tenders and reverse enquiry.

•	Maintaining a minimum of approximately AUD5 billion of short term debt outstandings.

NEXT REVIEW OF BORROWING REQUIREMENTS

QTC will update its 2020–21 borrowing program following the Queensland Government’s release of its deferred 2020–21 State Budget. Following the State election on 31 October, the current Government has committed to delivering a full budget in the week commencing 30 November 2020 if re-elected. The Opposition has committed to delivering a full budget within 100 days of being elected.

(c)(ix)-3

LEGAL NOTICE: QTC’s 2020–21 Indicative Borrowing Program and COVID-19 Fiscal and Economic Review are hereby incorporated by reference into the offering documents for QTC’s funding facilities, including the domestic A$ Bond Information Memorandum dated 10 February 2020 and the Euro Medium Term Note Base Prospectus dated 11 February 2020. QTC is also in the process of preparing and filing a US Form 18-K/A (exhibiting the Indicative Borrowing Program and COVID-19 Fiscal and Economic Review) with the US Securities and Exchange Commission as well as a supplement to QTC’s Euro Medium Term Note Base Prospectus with the Luxembourg Stock Exchange.

This announcement (including information accessible through any hyperlinks) and the COVID-19 Fiscal and Economic Review (collectively, the “Announcement”) (i) does not constitute an offer to sell or the solicitation of an offer to buy any securities, (ii) may not be sent or disseminated in, directly or indirectly, any jurisdiction in which it is unlawful to so send or disseminate, and (iii) may not be sent or given to any person to whom it is unlawful to be so given. In particular, securities may not be offered or sold in the United States or to ‘US Persons’ (as defined in Regulation S under the US Securities Act of 1933, as amended (the ‘Securities Act’)) without registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and any other applicable US state securities laws.

This Announcement is not intended to be relied upon as advice to investors or potential investors and does not take into account the investment objectives, financial situation or needs of any particular investor. This Announcement may contain statements about future events and expectations that are forward looking statements. None of the future projections, expectations, estimates or prospects in this Announcement should be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such future projections, expectations, estimates or prospects have been prepared are correct or exhaustive or, in the case of assumptions, fully stated in the Announcement.

(c)(ix)-4